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                                                                    Exhibit 99.1


                              CSK AUTO CORPORATION
                 ANNOUNCES SALE OF STOCK BY THE INVESTCORP GROUP

Phoenix, Arizona, September 9, 2003 - CSK Auto Corporation (NYSE: CAO) today announced that entities associated with or organized by Investcorp, S.A. (the "Investcorp Group") have entered into agreements to sell an aggregate of three million shares of CSK Auto Corporation common stock that they hold in a registered offering and pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Act"). Both the registered offering and the Rule 144 transactions are expected to close on Friday, September 12, 2003. The Company will not receive any proceeds from these sales. Upon completion of the sales, the Investcorp Group entities will continue to hold approximately 6.6 million shares or 14.5% of CSK Auto Corporation's outstanding common stock.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Copies of the written prospectus meeting the requirements of Section 10 of the Act relating to the sale occurring through the registered offering may be obtained from the Company at 645 E. Missouri Ave., Suite 400, Phoenix, Arizona 85012, Attention: Don Watson (602) 265-9200.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 3, 2003, the Company operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.

Certain statements contained in this news release are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions, including but not limited to, competitive pressures, demand for the Company's products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

CONTACT:

Don Watson
CSK Auto Corporation
(602) 631-7224


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